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Exhibit 10 (ix)

                        AMERICAN STANDARD COMPANIES INC.
                        CORPORATE OFFICER SEVERANCE PLAN
                (As Amended and Restated as of December 2, 1999)

Section I.     Purpose.

        The purpose of the Plan is to provide elected officers of the Company with severance benefits should their employment with the Company terminate under the circumstances described below. The Plan supersedes any and all previous severance pay practices or policies of the Company, whether written or unwritten.

Section II.    Definitions.

        A. Agreement and Release - means an agreement prepared by the Company under which a Participant, in return for the benefits provided under the Plan, agrees to release the Company and its affiliates from any and all claims which such Participant may have against the Company at the time the agreement is executed, and further agrees to certain other undertakings, including cooperation with the Company in any matter which may give rise to legal claims against the Company, a one year non-competition obligation, keeping confidential proprietary information of the company as well as the terms of the Agreement and Release, settlement of any disputes concerning the Agreement and Release through binding arbitration, and such other undertakings as the Company may require from time to time.

        B.     Board - means the Board of Directors of the Company.

        C. Cause - means a Participant's (i) willful and continued failure substantially to perform his or her duties with the Company or any Subsidiary (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), after a demand for substantial performance is delivered to such Participant by the Chairman of the Board or officer of equivalent authority which specifically identifies the manner in which it is believed that such Participant has not substantially performed his or her duties, or (ii) the willful engaging by such Participant in illegal misconduct materially and demonstrably injurious to the Company or any Subsidiary or to the trustworthiness or effectiveness of the Participant in the



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performance of his or her duties. For purposes hereof, no act, or failure to act, on such Participant's part shall be considered "willful" unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or a Subsidiary. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by such Participant in good faith and in the best interest of the Company or such Subsidiary.

        D. Change of Control - means the occurrence of any of the following events:

               (i) any person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then-outstanding securities (a "15% Beneficial Owner"); provided, however, that
               (a) the term "15% Beneficial Owner" shall not include (1) Kelso ASI Partners, L.P. and Kelso American Standard Partners, L.P. ("Kelso") and their affiliates or their immediate transferees provided that any such transferee holding 15% or more of the combined voting power of the Company's outstanding securities following any such transfer does not following or concurrently with such transfer acquire any additional shares of such securities except from Kelso or any of their affiliates or (2) any Beneficial Owner who has crossed such 15% threshold solely as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition by the Company of Company securities, until such time thereafter as such person acquires additional voting securities other than directly from the Company and, after giving effect to such acquisition, such person would constitute a 15% Beneficial Owner; and (b) with respect to any person eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1) under the Act with respect to Company securities (an "Institutional Investor"), there shall be excluded from the number of securities deemed to be beneficially owned by such person a number of securities representing not more than 10% of the combined voting power of the Company's then-outstanding securities;

               (ii) during any period of two consecutive years beginning after December 1, 1996, individuals who at the beginning of such period constitute the Board together with those individuals who first become directors during such period



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               (other than by reason of an agreement with the Company or the
               Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the Board;

               (iii) the shareholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than such transaction which would result in at least 75% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together owned at least 75% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), (a) such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 75% threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or of such surviving entity or of any subsidiary of the Company or such surviving entity and (b) voting securities beneficially owned by such persons who receive them other than as holders of voting securities of the Company outstanding immediately prior to such transaction shall not be taken into account for purposes of determining whether such 75% threshold (or such relative voting power) is satisfied;

               (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition of all or substantially all the assets of the Company unless following the completion of such liquidation or dissolution, or such sale or disposition, the 75% threshold



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               (and relative voting power) requirements set forth in
               sub-paragraph (iii) above are satisfied; or

               (v) any other event which the Plan Administrator determines shall constitute a Change of Control for purposes of this Plan;

        provided, however, that a Change of Control shall not be deemed to have occurred if one of the following exceptions applies:

               (1) Unless a majority of the Continuing Directors and of the Plan Administrator determines that the exception set forth in this paragraph (1) shall not apply, none of the foregoing conditions would have been satisfied but for one or more of the following persons acquiring or otherwise becoming the Beneficial Owner of securities of the
                      Company: (A) any person who has entered into a binding agreement with the Company, which agreement has been approved by two-thirds of the Continuing Directors, limiting the acquisition of additional voting securities by such person, the solicitation of proxies by such person or proposals by such person concerning a business combination with the Company (a "Standstill Agreement");
                      (B) any employee benefit plan, or trustee or other fiduciary thereof, maintained by the Company or any Subsidiary; (C) any Subsidiary; or (D) the Company.

               (2) Unless a majority of the Continuing Directors and of the Plan Administrator determines that the exception set forth in this paragraph (2) shall not apply, none of the foregoing conditions would have been satisfied but for the acquisition by or of the Company of or by another entity (whether by the merger or consolidation, the acquisition of stock or assets, or otherwise) in exchange, in whole or in part, for securities of the Company, provided that, immediately following such acquisition, the Continuing Directors constitute a majority of the Board, or a majority of the board of directors of any other surviving entity, and, in either case, no agreement, arrangement or understanding exists at that time which would cause such Continuing Directors to cease thereafter to constitute a majority of the Board or of such other board of directors.



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               Notwithstanding the foregoing, unless otherwise determined by a majority of the Continuing Directors, no Change of Control shall be deemed to have occurred with respect to a particular Participant if the Change of Control results from actions or events in which such Participant is involved in a capacity other than solely as an officer, employee or director of the Company.

               For purposes of the foregoing definition of Change of Control, the term "Beneficial Owner," with respect to any securities, shall mean any person who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has "beneficial ownership" of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 (as such Rules are in effect on December 1, 1996) under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that (i) a person shall not be deemed the Beneficial Owner of any security as a result of any agreement, arrangement or understanding to vote such security (A) arising solely from a revocable proxy or consent solicited pursuant to, and in accordance with, the applicable provisions of the Act and the rules and regulations thereunder or (B) made in connection with, or otherwise to participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Act and the rules and regulations thereunder, in either case described in clause (A) or clause (B) above whether or not such agreement, arrangement or understanding is also then reportable by such person on
        Schedule 13D under the Act (or any comparable or successor report), and
        (ii) a person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

        E. Company - means American Standard Companies Inc., a Delaware corporation, and any successor thereto.

        F. Disability - means a Participant's inability, due to reasonably documented physical or mental illness, for more than six months to perform his or her duties with the Company or a Subsidiary on a full time basis if, within 30 days after written notice of termination has been given to such Participant, he or she shall not have returned to the full time performance of his or her duties.



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        G.     Effective Date - means April 27, 1991.

        H.     Good Reason - means any of the following:

               (i) an adverse change in a Participant's status or position(s) as an executive of the Company or of a Subsidiary, any adverse change in a Participant's status or position as an executive of the Company or of a Subsidiary as a result of a material diminution in his or her duties or responsibilities or a relocation of a Participant's principal place of employment to a location which is at least 50 miles further from such Participant's principal residence than his or her current location or the assignment to him or her of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of such Participant from or any failure to reappoint or reelect him or her to such position(s) (except in connection with the termination of his or her employment for Cause, Disability or retirement or as a result of his or her death or by him or her other than for Good Reason);

               (ii) a reduction by the Company or such Subsidiary in such Participant's base salary;

               (iii) the taking of any action by the Company or a Subsidiary (including the elimination of a plan without providing substitutes therefor or the reduction of his or her awards thereunder) that would substantially diminish the aggregate projected value of such Participant's awards under the Company's or such Subsidiary's bonus and benefit plans in which he or she was participating at the time of the taking of such action;

               (iv) the taking of any action by the Company or such Subsidiary that would substantially diminish the aggregate value of the benefits provided such Participant under the Company's or such subsidiary's medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating at the time of the taking of such action; or

               (v) any purported termination by the Company or such Subsidiary of such Participant's employment that is not effected for Cause, provided that this shall not include termination of employment at age sixty-five pursuant to the Company's mandatory retirement policy for Corporate Officers.

               Notwithstanding the foregoing, a termination for Good Reason shall not have



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        occurred (a) if the Participant consented in writing to the event giving rise to the "Good Reason", or (b) with regard to the occurrence of the events described in paragraphs 4(ii), (iii) and (iv) above prior to a Change of Control, if such reductions or actions are proportionate to the reductions or actions applicable to other employees in similar positions pursuant to a cost savings plan.

        I.     Participant - means each elected officer of the Company.

        J. Plan - means the American Standard Companies Inc. Corporate Officer Severance Plan.

        K. Plan Administrator - means the Management Development and Nominating Committee of the Board (the "MDC") or any committee or individual designated by the MDC to perform some or all of its administrative functions hereunder.

        L. Subsidiary - means any corporation or partnership in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

Section III.   Eligibility.

        A Participant shall be eligible to receive the benefits provided under the Plan in the event that:

        (i) such Participant voluntarily terminates his or her employment for Good Reason or suffers an involuntary termination by the Company other than a termination for Cause, provided that in either case such termination shall not include a termination upon attainment of age sixty-five pursuant to the Company's mandatory retirement policy for Corporate Officers; and

        (ii) such Participant executes an Agreement and Release in a form acceptable to the Company at the time of the Participant's termination of employment.

No other individual shall be eligible for benefits under the Plan and the payment of benefits hereunder shall not be affected by the payment of retirement or other benefits under any other Company plan.



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Section IV.    Severance Payments.

        A Participant who satisfies the eligibility requirements of Section III hereof shall receive severance payments equal to the sum of the following:

        A. an amount equal to two times (or in the case of the Chief Executive Officer of the Company three times) the Participant's annual base salary in effect on the date the termination occurs; plus

        B. the amount of the Participant's annual incentive plan target award in effect for the calendar year in which the termination occurs determined without regard to whether the applicable targets are obtained, multiplied by a fraction, the numerator of which is the number of days in the year of termination that the Participant was an employee of the Company, and the denominator of which is 365; plus

        C. the amount (or in the case of the Chief Executive Officer, two times the amount) of the Participant's annual incentive plan target award in effect for the year in which the termination occurs determined without regard to whether the applicable targets are obtained.

Section V.     Certain Additional Payments by the Company.

        (A) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section
V) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by a Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to such Participant (or to the Internal Revenue Service on behalf of Participant) an additional payment (a "Gross-Up



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Payment") in an amount such that after payment by such Participant of all taxes
(including any Excise Tax) imposed upon the Gross-Up Payment, such Participant retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in such Participant's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, a Participant shall be deemed
(i) to pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) to pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) to have otherwise allowable deductions for federal income tax purposes at least equal to the Gross-Up Payment.

        (B) Subject to the provisions of Section V(a), all determinations required to be made under this Section V, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Participant within fifteen
(15) business days of the receipt of notice from the Company or Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section V with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant's applicable federal income tax



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return will not result in the imposition of a negligence or similar penalty. The
Determination by the Accounting Firm shall be binding upon the Company and Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Participant thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Participant. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Participant for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Participant (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.

Section VI.    Payment of Benefits.

        Unless the Plan Administrator determines otherwise, all severance payments hereunder shall be paid in a single lump sum at, or as soon as practicable after, the Participant's termination of employment.

Section VII.   Continuation of Welfare Plan Coverage.

        In the event of a Participant's voluntary termination for Good Reason or his or her involuntary termination by the Company other than a termination for Cause, such Participant will be entitled, upon payment of any premiums or co-payments theretofore required for such coverage, to continue all life, accident, health and disability coverage, on the same basis as in effect on the date he or she terminated employment, for a period of 24 months from the date of termination (36 months in the case of the Chief Executive Officer), provided that, to the extent permitted by law, such coverage may be terminated at the discretion of the Plan Administrator in the event the Participant obtains at least equal alternate coverage.



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Section VIII.  Financial Planning Assistance.

        The Company will reimburse a Participant for all bills which the Plan Administrator determines are reasonably related to financial planning assistance and tax preparation, provided that such bills are incurred and evidence of payment by the Participant is submitted to the Plan Administrator within one year after the date of termination.

Section IX.    Reservation of Right to Amend and Terminate.

        The Company reserves the right, whether in an individual case or more generally, by a majority of the Continuing Directors to amend, reduce or eliminate the Plan, in whole or in part, at any time and from time to time without notice, provided that no amendment to this Plan shall be made for two years following the occurrence of a Change of Control if such amendment would reduce the benefits hereunder and no such amendment shall be effective if a Change of Control occurs within six months following such amendment.

Section X.     Relationship to Other Benefits.

        No payment under the Plan shall be taken into account in determining any payments, benefits, coverage levels or participation rates under any incentive compensation plan, any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company; provided that, a Participant shall not be entitled to receive the severance payment set forth in Section IV.B. of this Plan if such Participant becomes entitled to receive a comparable payment pursuant to Article IV of the Company's Annual Incentive Plan by reason of a Change of Control.

Section XI.    Administration.

        Subject to Section V of the Plan, the Plan Administrator shall have full power and authority to interpret and carry out the terms of the Plan, and to exercise discretion where necessary or appropriate in the interpretation and administration of the Plan, and prior to a



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Change of Control all decisions by the Plan Administrator shall be final and binding on all affected parties.

Section XII.   Expenses.

        All expenses of administering the Plan shall be borne by the Company.

Section XIII.   Withholding.

        The Company may withhold from any amounts payable hereunder such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section XIV.   Governing Law.

        This Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.



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